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                         [ENTERPRISE SOFTWARE LOGO]

      ENTERPRISE SOFTWARE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE REVIVE
                                TECHNOLOGIES

          Software Conversion Company First Step in Expansion Plans

DETROIT - August 4, 1998 - Enterprise Software, Inc. (Nasdaq/NMS:ENSW) announced today that following its previously stated goal of expanding its business to business services, it has signed a definitive agreement to acquire REVIVE Technologies Incorporated. REVIVE is a privately held company based in Carnegie, PA.

REVIVE is a leader in automated software conversion from legacy systems to newer technologies. REVIVE's client list includes global 1000 companies such as Citibank, British Steel and Prudential Securities, as well as leading institutions including Johns Hopkins University. REVIVE is a channel partner with IBM, Oracle and Perot Systems.

Andre Blay, Chairman and CEO of Enterprise stated, "This is a major leap forward for Enterprise in our plan to be a leading provider of enterprise management software. REVIVE provides a key service to companies by allowing them to move mission critical applications and information from old legacy systems. We are very impressed with REVIVE's management and the proprietary tools they have developed to become a leading conversion company."

Joseph J. Porfeli, CEO of REVIVE said, "We at REVIVE are excited to join the team at Enterprise and be part of the growth strategy, and to be a leading provider of enterprise software. Strategically, Enterprise's worldwide presence will help us accelerate our international marketing efforts and the long-standing relationships that they have will open the door to new prospective clients domestically."

REVIVE is an automated conversion company whose proprietary tool set allows for fast, efficient and accurate conversions from more source applications, including ADABAS/Natural/COBOL and IDMS/ADSO/COBOL, to more target applications than any other conversion company. In addition, REVIVE is able to concurrently address year 2000 (Y2K) and European Monetary Unit (EMU) compliance issues during conversion, resulting in time and money savings.

Enterprise Software, Inc., a developer of mission critical software for enterprise management, is the parent company of Enterprise Systems Group, Inc. and CCMS, recognized leaders in innovative broadcast management software systems and integrated media support services for television stations, radio stations, cable networks, cable systems and other television distributors.

Included in this release are "forward-looking" statements based upon the company's good faith expectations and beliefs which the company believes are reasonable but which may differ materially from actual results, depending upon the circumstances, and there can be no assurance that the statements of expectation or belief will result or be achieved or accomplished. Taking into account the foregoing, the actual results could differ materially from those expressed in such forward-looking statements as a result of such important factors as the company's ability to compete with high-technology competitors which may be larger, offer more services, possess greater resources and other factors described in the company's reports on file with the Securities and Exchange Commission.